SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Section 240.14a-11(c) or Section 240.14a-12

                     FAMILY DOLLAR STORES, INC.
          (Name of Registrant as Specified In Its Charter)




 (Name of Person(s) Filing Proxy Statement if other than Registrant)




Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii),
     14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

         November 22, 1995

                     FAMILY DOLLAR STORES, INC.


              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JANUARY 18, 1996


TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the Company), will be held at 2:00 o'clock p.m. on Thursday, January 18, 1996, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, for the following purposes:




     (1)   To elect a Board of six directors;


     (2) To ratify the action of the Board of Directors in selecting Price Waterhouse LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year; and

     (3) To transact such other business as may properly come before the meeting or any adjournments thereof.



     The Board of Directors has fixed the close of business on November 20, 1995, as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. The voting list of Stockholders will be available for inspection in accordance with the By-Laws at the Company's office at 10401 Old Monroe Road, Matthews, North Carolina, at least ten days prior to the meeting.


     Each Stockholder who does not plan to attend the meeting is requested to date, sign and return the accompanying proxy in the enclosed postage-paid return envelope.

                                By Order of the Board of Directors


                                GEORGE R. MAHONEY, JR.
                                Executive Vice President-
                                  General Counsel and Secretary

Matthews, North Carolina

November 22, 1995

                     FAMILY DOLLAR STORES, INC.
                        Post Office Box 1017
                Charlotte, North Carolina  28201-1017

                           PROXY STATEMENT



     This Proxy Statement is furnished to the holders of the Common Stock of Family Dollar Stores, Inc. (the Company) in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Stock-holders to be held on January 18, 1996, or any adjournments thereof. This Proxy Statement and the enclosed proxy were first sent to Stockholders on or about November 22, 1995.


     The enclosed proxy is for use at the meeting if the Stockholder will not be able to attend in person. Any Stockholder giving a proxy may revoke it at any time before it is exercised by delivering writ-ten notice of such revocation to the Secretary of the Company or by attending the meeting and voting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein.
If no specification is made, the proxies will be voted in favor of:


     1. The election to the Board of Directors of the six nominees named in the Proxy Statement; and


     2. The ratification of the action of the Board of Directors in selecting Price Waterhouse LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for a quorum at the meeting. Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. Ratification of the selection of the accountants requires the affirmative vote of a majority of shares present or represented by proxy at the meeting. Abstentions will be counted only for the purpose of determining the existence of a quorum. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, these shares will not be considered as present and entitled to vote in respect to that matter.

     The cost of soliciting proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs in doing so. No solicitation is to be made by specially engaged employees or other paid solicitors.

     Only the holders of Common Stock of record at the close of busi-ness on November 20, 1995, will be entitled to vote at the meeting. On such date, 56,787,102 shares of Common Stock were outstanding and Stockholders will be entitled to one vote for each share held.






                OWNERSHIP OF THE COMPANY'S SECURITIES


Ownership by Directors and Officers


     The following table sets forth, with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table and all executive officers and directors as a group, the number of shares beneficially owned and the percent of Common Stock so owned, all as of November 1, 1995:



                                       Amount and
                                  Nature of Beneficial     Percent of
       Name                           Ownership (1)          Class


Leon Levine                           8,856,458 (2)          15.6%

John D. Reier                            56,600                  *

George R. Mahoney, Jr.                  199,050                  *

Albert S. Rorie                          31,900                  *

Phillip W. Thompson                      20,500                  *

Stephen G. Simms                        108,100 (3)              *

Mark R. Bernstein                        14,570 (4)              *

Thomas R. Payne                           2,700                  *

James H. Hance, Jr.                           0                  *

All Executive Officers and            9,355,340              16.5%
  Directors of the Company
  as a Group (18 persons)


*  Less than one percent.


(1) All shares are held with sole voting and investment power, except that Mr. Bernstein has shared voting power with respect to 12,070 shares held in the Profit Sharing Plan as set forth in note (4) below. Includes those shares listed in the table which the following persons have the right to acquire beneficial ownership of as of November 1, 1995, or within 60 days thereafter, pursuant to the exercise of stock options:
     (i) Mr. Reier-36,600 shares, Mr. Mahoney-34,300 shares,
     Mr. Rorie-9,400 shares and Mr. Thompson-10,500 shares; and (ii) all executive officers and directors as a group-122,420 shares.

(2) Does not include the 5,585,191 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by NationsBank, N.A., as Trustee, for the benefit of certain of Mr. Levine's children and grandchildren, 60,900 shares owned by Mr. Levine's wife, 80,550 shares held in trust by Mr. Levine's daughter for the benefit of another daughter, and 810,000 shares held in trust by Mr. Levine's wife and one of his children for the benefit of another child of Mr. Levine. Mr. Levine disclaims beneficial ownership of the shares referred to in this note (2).

(3) This amount does not include 750 shares held in trust by Mr. Simms' wife for the benefit of his daughter. Mr. Simms disclaims beneficial ownership of such shares. Mr. Simms resigned from the Company in July 1995.


(4) This amount includes 12,070 shares held under the Parker, Poe, Adams & Bernstein L.L.P. Profit Sharing Plan, but does not include 7,500 shares owned by Mr. Bernstein's wife. Mr.
     Bernstein disclaims beneficial ownership of the shares owned by his wife.

Ownership by Others


     On the basis of filings with the Securities and Exchange
Commission and other information, the Company believes that as of November 1, 1995, the following Stockholders in addition to Leon
Levine beneficially owned more than 5% of the Company's Common Stock:


                                            Amount and
                                       Nature of Beneficial   Percent
    Name and Address                         Ownership        of Class

NationsBank, N.A., as Trustee           5,585,191 (1)          9.8%
  One NationsBank Plaza
  Charlotte, North Carolina  28255

Chancellor Capital Management, Inc.     6,028,150 (2)         10.6%
and Chancellor Trust Company
  1166 Avenue of the Americas
  New York, New York  10036

SC Fundamental Inc.                     3,863,600 (3)          6.8%
The SC Fundamental Value Fund, L.P.
SC Fundamental Value BVI, Inc.
Gary N. Siegler and Peter M. Collery
  712 Fifth Avenue
  New York, New York  10019







(1) These shares are held with sole voting and investment power under irrevocable trusts for the benefit of certain of Mr. Leon Levine's children and grandchildren.




(2) A Schedule 13G dated October 9, 1995, filed by the Stockholders with the Securities and Exchange Commission states that as of September 30, 1995, the Stockholders, as investment advisers for various fiduciary accounts, had sole voting and dispositive power with respect to 6,028,150 shares.

(3) An Amendment dated October 25, 1995, to a Schedule 13D, filed by the Stockholders with the Securities and Exchange Commission states that as of October 18, 1995, SC Fundamental Inc. ("SC") had shared voting and dispositive power with respect to 2,524,000 shares; that The SC Fundamental Value Fund, L.P. had shared voting and dispositive power with respect to 2,524,000 shares; that SC Fundamental Value BVI, Inc. ("BVI") had sole voting and dispositive power with respect to 1,339,600 shares; and that Gary N. Siegler and Peter M. Collery each had shared voting and dispositive power with respect to 3,863,600 shares. The Schedule 13D states that Mr. Siegler is a controlling stockholder, the president and a director of SC and of BVI, and that Mr. Collery is a controlling stockholder, vice president, and a director of SC and BVI.



                        ELECTION OF DIRECTORS

     At the meeting, all six directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The number of directors has been set at six by the Board of Directors in accordance with provisions of the Company's By-Laws. Votes pursuant to the enclosed proxy will be cast for the election as directors of the six nominees named below unless authority is withheld. All six nominees are now members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

     The following information is furnished with respect to the nominees:

                                                           Year First
                                                            Elected
  Name of Nominee             Principal Occupation      Age  Director

Leon Levine (1)(2)          Chairman of the Board,       58   1969
                             Chief Executive Officer and
                             Treasurer of the Company

John D. Reier (1)           President and                55   1994 (3)
                              Chief Operating Officer
                              of the Company

George R. Mahoney, Jr. (1)  Executive Vice President-    53   1987 (4)
                             General Counsel and
                             Secretary of the Company

Thomas R. Payne (2)(5)(6)   Retired Special Counsel      73   1971 (7)
                             in the law firm of
                             Kennedy Covington
                             Lobdell & Hickman, L.L.P.




Mark R. Bernstein (6)       Partner in the law firm      65   1980 (8)
                             of Parker, Poe,
                             Adams & Bernstein L.L.P.

James H. Hance, Jr. (5)     Vice Chairman-               51   1995 (9)
                             Chief Financial Officer
                             NationsBank Corporation






 (1) Member of the Executive Committee of the Board of Directors.

 (2) Member of the Stock Option Committee of the Board of Directors.

 (3) Mr. Reier was employed by the Company as Senior Vice President-General Merchandise Manager in 1987, and was promoted to Senior Vice President-Merchandising and Advertising in that year.
     He was elected President and Chief Operating Officer in
     November 1994.

 (4) Mr. Mahoney was employed by the Company as General Counsel in 1976, and also has served as Vice President and Secretary since 1977, Senior Vice President since 1984, and Executive Vice
     President since October 1991.

 (5) Member of the Audit Committee of the Board of Directors.

 (6) Member of the Compensation Committee of the Board of Directors.

 (7) Mr. Payne had been special counsel in the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. for more than the last five years prior to his retirement in January 1993.

 (8) Mr. Bernstein has been a partner in the law firm named above for more than the last five years. He also is a director of Rauch Industries, Inc.


 (9) Mr. Hance has been Vice Chairman of NationsBank Corporation since 1993 and Chief Financial Officer since 1988. He also is a director of NationsBank, N.A. (Carolinas), Lance, Inc. and
     Summit Properties, Inc.

(10) Directors who are not employees of the Company are paid $2,000 for each Board meeting attended and $500 for each Audit Committee and Compensation Committee meeting attended. Directors who are employees of the Company receive no additional compensation for each Board or Committee meeting attended.

Committees of the Board of Directors


     The Executive Committee, which met on two occasions during the fiscal year ended August 31, 1995, is authorized under Delaware corporate laws and the Company's By-Laws to exercise certain of the powers of the Board of Directors.

     The principal functions of the Audit Committee, which met with the Company's independent accountants two times during fiscal 1995 are to (i) recommend to the Board of Directors the firm to be engaged as the Company's independent accountants, (ii) review with the independent accountants the scope of the audit and the audit report,
(iii) consult with the independent accountants regarding internal accounting controls, and (iv) review non-audit services to be performed by the independent accountants.

     The principal function of the Stock Option Committee, which acted by unanimous written consent in lieu of meetings on twenty occasions during fiscal 1995, is to administer the 1989 Non-Qualified Stock Option Plan, including determination of the employees who are to be granted options under the Plan and the number of shares subject to each option.

     The principal functions of the Compensation Committee, which met three times during fiscal 1995, are to review compensation policies for executive officers of the Company, establish the compensation of the Chairman of the Board and Chief Executive Officer and review and approve the pre-tax earnings goal and the payment of bonuses under the Incentive Profit Sharing Plan.

     There was no nominating committee of the Board of Directors nor any other committee which performed a similar function during fiscal 1995.

     The Board of Directors met four times, and acted by unanimous written consent in lieu of meetings on three occasions, during fiscal 1995.

                       EXECUTIVE COMPENSATION


Summary Compensation Table
     The following table sets forth information concerning the compensation during fiscal years 1995, 1994 and 1993 of the Company's Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of August 31, 1995, and one former executive officer who would have been one of the most highly compensated executive officers but for the fact that he resigned prior to August 31, 1995.



                                     Annual Compensation                    Long-Term Compensation
                                                                              Awards            Payouts
                          Fiscal                         Other                                 Long-Term  All Other
                           Year                          Annual     Restricted    Securities   Incentive  Compen-
  Name and Principal       Ended                         Compen-      Stock       Underlying      Plan    sation
       Position          August 31,  Salary($) Bonus($)  sation($)  Award(s)($)  Options(#)(1) Payouts($) (2)($)

Leon Levine                 1995     800,000         0      -           -             -           -        12,678
  Chairman of the Board,    1994     800,000         0      -           -             -           -         8,986
  Treasurer and Chief       1993     800,000   254,400      -           -             -           -        11,986
  Executive Officer

John D. Reier               1995(3)  285,006         0      -           -          75,000         -         4,233
  President and Chief       1994     224,561         0      -           -           8,000         -         2,463
  Operating Officer         1993     216,462    51,775      -           -          10,000         -         4,955

George R. Mahoney, Jr.      1995     211,597         0      -           -          30,000         -        12,801
  Executive Vice President- 1994     205,646         0      -           -          13,500         -        10,090
  General Counsel and       1993     197,162    56,104      -           -          13,500         -        11,568
  Secretary

Albert S. Rorie             1995     161,504         0      -           -           9,000         -         5,074
  Senior Vice President-    1994     156,789         0      -           -           6,000         -         6,997
  Data Processing           1993     150,846    36,038      -           -           6,000         -         6,368

Phillip W. Thompson         1995     175,654         0      -           -          10,000         -         4,578
  Senior Vice President-    1994     168,320         0      -           -           5,000         -         6,978
  Store Operations          1993     161,138    34,646      -           -           5,000         -         6,291

Stephen G. Simms            1995(4)  183,637         0      -           -          10,000         -         5,821
  Former Senior Vice        1994     185,112         0      -           -           8,000         -         5,014
  President-Real Estate     1993     178,985    37,945      -           -           8,000         -         5,949




(1)  Stock options were granted pursuant to the Company's 1989
     Non-Qualified Stock Option Plan.

(2) Includes (a) Company contributions to the Employee Savings and Retirement Plan and Trust for fiscal years 1995, 1994 and 1993, respectively, as follows: Mr. Levine-$2,250, $2,250 and $3,538, Mr. Reier-$3,410, $1,942 and $4,085, Mr. Mahoney-$2,217,
     $3,616 and $2,930, Mr. Rorie-$2,216, $2,957 and $3,020,
     Mr. Thompson-$2,212, $3,208 and $3,151, and Mr. Simms-$1,913,
     $3,451 and $2,841 and (b) reimbursement of expenses under the Company's Medical Expense Reimbursement Plan of certain medical care costs for fiscal years 1995, 1994 and 1993, respectively, as follows: Mr. Levine-$10,428, $6,736 and $8,448, Mr. Reier- $823, $521 and $870, Mr. Mahoney-$10,584, $6,474 and $8,638,
     Mr. Rorie-$2,858, $4,040 and $3,348, Mr. Thompson-$2,366,
     $3,770 and $3,140 and Mr. Simms-$3,908, $1,563 and $3,108.

(3)  Mr. Reier was elected President and Chief Operating Officer in
     November 1994.

(4)  Mr. Simms resigned from the Company in July 1995.

Option Grants During the Fiscal Year Ended August 31, 1995
     The following table sets forth all options to acquire shares of the Company's Common Stock granted during the fiscal year ended August 31, 1995, to the executive officers named in the Summary Compensation Table. No options have been granted to Leon Levine. The potential realizable value amounts shown in the table are the values that might be realized upon exercise of options immediately prior to the expiration of their term based on arbitrarily assumed annualized rates of appreciation in the price of the Company's Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values shown in the table will be achieved.



                                        Individual Grants(1)                       Potential Realizable
                                     Percent of                                      Value at Assumed
                        Number of      Total                                       Annual Rates of Stock
                        Securities    Options                                       Price Appreciation
                        Underlying   Granted to    Exercise or                        for Option Term
                         Options     Employees in  Base Price   Expiration
       Name             Granted(#)   Fiscal Year    ($/Sh)         Date           5%($)           10%($)

John D. Reier             50,000        11.8%        11.50        11/9/99        158,862          351,043
                          25,000         5.9%        13.00        1/23/00         89,792          198,416

George R. Mahoney, Jr.    10,000         2.4%        11.50        11/9/99         31,772           70,209
                          20,000         4.7%        13.00        1/23/00         71,833          158,733

Albert S. Rorie            9,000         2.1%        13.00        1/23/00         32,325           71,430

Phillip W. Thompson       10,000         2.4%        13.00        1/23/00         35,917           79,366

Stephen G. Simms          10,000         2.4%        13.00          (2)             (2)              (2)






(1) Stock options were granted pursuant to the Company's 1989 Non-Qualified Stock Option Plan. The exercise price for each option is the fair market value per share of Common Stock on the date of the grant. See "Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation" for a description of other material terms of the Plan.

(2)  In accordance with the provisions of the Company's 1989
     Non-Qualified Stock Option Plan, Mr. Simms' option grant was cancelled upon his resignation from the Company in July 1995.



Option Exercises and Fiscal Year-End Values
The following table sets forth all options exercised during the fiscal year ended August 31, 1995, by the executive officers named in the Summary Compensation Table, and the number and value of unexercised options held by such executive officers at fiscal year-end. No options have been granted to, or exercised by, Leon Levine.



                                                    Number of Securities           Value of Unexercised
                          Shares      Value        Underlying Unexercised               In-the-Money
                        Acquired on  Realized        Options at FY-End(#)         Options at FY-End($)(2)
       Name             Exercise(#)   ($)(1)     Exercisable    Unexercisable   Exercisable    Unexercisable

John D. Reier             14,000      96,250        36,600          94,400        226,725         489,525

George R. Mahoney, Jr.    14,000      96,250        34,300          59,700        154,463         205,913

Albert S. Rorie            6,000      57,000         9,400          21,600         11,375          61,125

Phillip W. Thompson          0          0           10,500          21,000         29,938          64,875

Stephen G. Simms          14,000      96,250        24,400            0           141,950            0





(1) The value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date prior to the date of the exercise multiplied by the number of shares to which the exercise relates.


(2) The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite tape on August 31, 1995, was $18.25 and is used in calculating the value of unexercised options.

Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

     John D. Reier's compensation arrangement with the Company provided that from the date he was elected President of the Company in November 1994, through the end of the fiscal year on August 31, 1995, he was to be paid a base salary of $5,769 per week ($300,000 per annum). The compensation arrangement provides for the same base salary for the fiscal year ending August 31, 1996. In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for each fiscal year based on approximately 50% of the base salary he receives for the fiscal year, subject to the achievement of pre-tax earnings goals established by the Company. In the event Mr. Reier's employment is terminated by the Company prior to August 31, 1996, for reasons other than for cause or medical disability, the Company will pay Mr. Reier sixty days of his base salary then in effect in two equal monthly installments. If
Mr. Reier accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Reier receives from the new employment.



Compensation Committee and Stock Option Committee Interlocks and Insider Participation


     The Compensation Committee of the Board of Directors during the fiscal year ended August 31, 1995, was composed of Mark R. Bernstein and Thomas R. Payne. Neither member of the Compensation Committee was an officer or employee of the Company. Mr. Bernstein is a partner in the law firm of Parker, Poe, Adams & Bernstein L.L.P., which rendered legal services to the Company during the last fiscal year and which is performing legal services for the Company during the current fiscal year.

     The Stock Option Committee of the Board of Directors during the fiscal year ended August 31, 1995, was composed of Leon Levine and Thomas R. Payne. Mr. Levine is Chairman of the Board and Chief Executive Officer of the Company. Neither Mr. Levine nor Mr. Payne is eligible to receive options under the Company's 1989 Non-Qualified Stock Option Plan.



Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation

     The objectives of the Company's executive compensation program are to provide a competitive total compensation package that enables the Company to attract and retain key executives, and to offer compensation opportunities that are directly related to the annual and long-term performance of the Company. The Company seeks to link a significant portion of compensation to the Company's performance such that executive officers will have a strong incentive to meet the Company's goals and their compensation will then be aligned with the interests of the Company's shareholders. With these objectives, the compensation of executive officers consists primarily of (i) a base salary; (ii) annual incentive compensation in the form of a bonus based on the achievement of pre-tax earnings goals and the executive's contributions to meeting the goals; and (iii) long-term incentive compensation in the form of stock options.

     Base Salary. The base salary of executive officers is reviewed annually by the Compensation Committee. In determining the salary level, the Compensation Committee takes into consideration the responsibilities, experience and performance of the executives, their contributions to the Company's operating performance, including the achievement of pre-tax earnings goals, and competitive salary practices of other companies in the retail industry, including companies in the S&P Retail Stores-Composite Index and other companies in the retail industry with sales comparable to the sales of the Company.


     Incentive Profit Sharing Plan. The Compensation Committee also reviews and approves a pre-tax earnings goal established by the Company each year under the Company's Incentive Profit Sharing
Plan. This Plan provides for payments, not exceeding 5% of the Company's consolidated earnings before income taxes and before deducting payments under the Plan or any other incentive compensation arrangement, to executive officers and other supervisory personnel if such goal is achieved. The amount of the bonus is based on a percentage of the employee's base salary, and for executive officers the percentage ranges from 20% to 50%. The percentage is higher for the more senior executive officers as a greater portion of the senior executives' compensation is tied to the achievement of pre-tax earnings goals. In the event the pre-tax earnings goal is exceeded, the amount of the bonus increases by 2% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 25%. If the pre-tax earnings goal is not achieved, the amount of the bonus decreases by 5% for each 1% by which the goal is not achieved, with no bonus being paid if pre-tax earnings are below 90% of the goal. As less than 90% of the pre-tax earnings goal for the fiscal year ended August 31, 1995, was achieved, no bonuses were paid for that fiscal year. Except for the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer, the annual individual performance rating of each executive officer by that officer's supervisor may increase or decrease the amount of bonus paid. The performance rating is based on a variety of criteria, including the effectiveness of the officers in executing their managerial responsibilities and their impact on the financial results of the Company (such as sales, pre-tax earnings and shareholders' return on average equity). The Compensation Committee reviews and approves the payment of bonuses under the Incentive Profit Sharing Plan.

     Stock Options. To establish another link between compensation and management's performance in creating value for shareholders, evidenced by increases in the Company's stock price, executive officers, other than the Chairman and Chief Executive Officer, receive grants of stock options typically on an annual basis. The Company encourages stock ownership by executives, but has not established target levels for equity holdings by executives. Grants are made by the Stock Option Committee of the Board of Directors in order for the grants to satisfy tax and securities law requirements. The Compensation Committee considers the grant of stock options by the Stock Option Committee in reviewing the compensation of executive officers. Under the Company's 1989 Non-Qualified Stock Option Plan, the exercise price for each option is the fair market value per share of Common Stock on the date of the grant. Fair market value per share is the average of the highest price and lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant. Options have a term of five years, and may not be exercised prior to the expiration of two years from the date of the grant. Thereafter, each option becomes exercisable in cumulative installments of not more than 40% of the number of shares subject to the option after two years, 70% after three years and 100% after four years. Such vesting schedule encourages executives to remain in the employ of the Company. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company from the date of grant to the date of exercise. In determining the number of options to be granted, the Stock Option Committee takes into account the executive's base salary and level of responsibilities and the annual individual performance rating of the executive, as well as the number of options granted in prior years.


     Compensation of Chief Executive Officer. In determining the compensation of Leon Levine, the Chairman of the Board and Chief Executive Officer of the Company, the Compensation Committee takes into account the fact that long-term compensation in the form of stock options, retirement plans and similar benefits is an important element of the compensation of most Chief Executive Officers.
Mr. Levine has never been granted stock options in view of the fact that as the founder of the Company, he always has owned a substantial percentage of the Company's Common Stock. As of November 1, 1995, he owned directly 8,856,458 shares representing approximately 15.6% of the outstanding Common Stock. See "Ownership of the Company's Securities." With this ownership interest, Mr. Levine has the incentive without the grant of stock options to maximize stock price appreciation. In addition, the Company does not have any retirement plan or similar benefits for the Chief Executive Officer or any executive officers, other than the Employee Savings and Retirement Plan, a 401(k) Plan under which contributions by the Company are limited. In the fiscal year ended August 31, 1995, the amount of the Company's contribution for Mr. Levine was $2,250. Accordingly, the substantial portion of Mr. Levine's compensation is his base salary and bonus under the Incentive Profit Sharing Plan.

     The base salary of the Chief Executive Officer is established by the Compensation Committee annually based on consideration of the same general factors as are described above with respect to the determination of the base salary of other executive officers. For the fiscal year ended August 31, 1995, Mr. Levine received the same base salary of $800,000 that he received for the fiscal years ended August 31, 1994 and 1993. Mr. Levine will receive a base salary for the fiscal year ending August 31, 1996, of $850,000.

     The incentive compensation element of the compensation of the Chief Executive Officer is based solely on the Company's achievement of its pre-tax earnings goal. Under the Company's Incentive Profit Sharing Plan, the Chief Executive Officer's bonus is based on 50% of his base salary. The amount of the bonus is subject to increase or decrease based on the level of pre-tax earnings in the manner described above with respect to the bonus for other executive officers. For the fiscal year ended August 31, 1995, the Chief Executive Officer received no bonus as the Company achieved less than 90% of the pre-tax earnings goal.

     Deductibility of Compensation. Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other highest paid executive officers which is not "performance-based" as defined in Section 162(m). No such officer was paid compensation in excess of the deductibility limit during the fiscal year ended August 31, 1995.
It is not anticipated that the compensation paid to any such officer during the fiscal year ending August 31, 1996, will exceed the deductibility limit. The Compensation Committee will continue to monitor this issue and will determine what steps, if any, it may take in response to such provision.



This report is submitted by the following members of the Compensation Committee and Stock Option Committee:

Thomas R. Payne - Compensation Committee and Stock Option Committee Mark R. Bernstein - Compensation Committee
Leon Levine - Stock Option Committee

Stock Performance Graph


     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common
Stock during the five fiscal years ended August 31, 1995, compared with the cumulative total returns of the S&P Midcap 400 Index and the S&P Retail Stores-Composite Index. The comparison assumes $100 was invested on August 31, 1990, in the Company's Common Stock and in each of the foregoing indices, and that dividends were reinvested.

                                       COMPARISON OF FIVE YEAR
                                       CUMULATIVE TOTAL RETURN
                                  AMONG FAMILY DOLLAR STORES, INC.,
                                     THE S & P MIDCAP 400 INDEX
                                        AND THE S & P RETAIL
                                       STORES-COMPOSITE INDEX

                                  8/90  8/91  8/92  8/93  8/94  8/95

Family Dollar Stores, Inc.         100   228   318   362   240   358

S & P Midcap 400                   100   l42   156   195   204   246

S & P Retail Stores-Composite      100   156   164   181   183   186






Related Transactions

     Legal services were rendered to the Company during the year ended August 31, 1995, and are being rendered to the Company during the year ending August 31, 1996, by Parker, Poe, Adams & Bernstein L.L.P., of which Mark R. Bernstein, a director of the Company, is a partner.

     The Company has commercial banking relationships with subsid-iaries of NationsBank Corporation, of which James H. Hance, Jr., a director of the Company, is Vice Chairman and Chief Financial
Officer.

     Since December 1994, a subsidiary of the Company has leased space in a building in Charlotte, North Carolina, from 9517 Monroe, LLC, for processing merchandise returned from stores.
9517 Monroe, LLC is a limited liability company in which Leon Levine, the Chairman of the Board of the Company, and his brother, Alvin E. Levine, each owns a 50% interest. A total of $115,204 in rents was paid to 9517 Monroe, LLC, for the year ended

August 31, 1995. The current rent payable for the lease of approximately 57,000 square feet is $13,704 per month ($164,448 annually). The present term of the lease is for one year expiring March 31, 1996, and the Company's subsidiary has three successive one-year options to extend the term. The Company believes that the rents for this leased space are competitive with amounts that would be paid to an unaffiliated entity to lease similar space.



        RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS


     The Board of Directors has selected the firm of Price Waterhouse LLP as independent accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for the year ending August 31, 1996, and to perform such other appropriate accounting and related services as may be required by the Board of Directors. The Board of Directors recommends that the Stockholders vote for ratification of the selection of Price Waterhouse LLP for the purposes set forth above.

     Price Waterhouse LLP served as the Company's independent accountants for the year ended August 31, 1991, and for each subsequent fiscal year.


     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        STOCKHOLDER PROPOSALS


     Proposals of Stockholders intended to be presented at the next Annual Meeting of Stockholders in January 1997, and to be included in the Proxy Statement and form of proxy, must be received by the Company on or before July 28, 1996. Any such proposals should be in writing and be sent to the Secretary, Family Dollar Stores, Inc.,
P. O. Box 1017, Charlotte, North Carolina  28201-1017.


                            OTHER MATTERS

     Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies.

     Whether Stockholders plan to attend the meeting or not, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the meeting if they are present and so request.

PROXY

                      FAMILY DOLLAR STORES, INC.

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 18, 1996

     The undersigned hereby appoints Leon Levine, John D. Reier and George R. Mahoney, Jr., or any one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. on Thursday, January 18, 1996, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated below:



1.  ELECTION OF DIRECTORS     [ ]                        [ ]
    (Mark only one)           FOR ALL NOMINEES           WITHHOLD AUTHORITY
                              listed below (except as    to vote for all
                              shown to the contrary      nominees listed below
                              below)




Nominees: Leon Levine, John D. Reier, George R. Mahoney, Jr., Thomas R. Payne, Mark R. Bernstein, James H. Hance, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.)

2.  Ratification of the selection of Price Waterhouse LLP as Independent
    Accountants:

    FOR [ ]            AGAINST [ ]           ABSTAIN [ ]


3. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

    This Proxy, if received and correctly signed, will be voted in accordance with the choices specified above. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named and for the ratification of the selection of the independent accountants.

                         (Please Sign on Reverse Side)

                          (Continued from other side)




          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his stock in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.


                 Dated this        day of            , 19








                 (Please sign exactly as your name appears at left. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)


PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED.